EXHIBIT 99.2

GENERAL EMPLOYMENT ENTERPRISES, INC.

MERGERS AND ACQUISITIONS COMMITTEE CHARTER

The Board of Directors (the “Board of Directors”) of General Employment Enterprises, Inc. (the “Company”) had previously established an ad hoc Mergers and Acquisitions Committee (the “Committee”). The Board of Directors now wishes to formalize the establishment of the Committee as a regular committee of the Board of Directors, the authority and responsibilities of which are described in this Mergers and Acquisitions Committee Charter (the “Charter”).

I. PURPOSE OF COMMITTEE

The purposes of the Committee are:

A.	To review and recommend merger and acquisition transactions including financing proposed by the Company’s management;

B.	To review and recommend strategic investment transactions proposed by the Company’s management;

C.	To propose the assessment of potential acquisitions and mergers; and

D.	To perform and carry out the other responsibilities set forth in this Charter.

II. SIZE, COMPOSITION, QUALIFICATIONS AND OPERATION OF COMMITTEE

Size, Composition and Qualifications

The Committee shall be comprised of three or more members of the Board of Directors a majority which should be outside directors.

Appointment and Removal

The members of the Committee shall be appointed by the Board of Directors based on the recommendation of the Company’s Governance Committee. Members shall serve until such member’s successor is qualified and duly elected and qualified or until such member’s resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Committee Chair

The Chair of the Committee shall be elected by the Board of Directors. The Chair shall chair all regular sessions of the Committee and set the agendas for Committee meetings.

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Delegation to Subcommittees

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee. If it is deemed that a conflict exists then the Committee will appoint a special committee of non-conflicted members to make a recommendation to the Board of Directors.

III. MEETINGS

The Committee shall meet at least annually, or more frequently as circumstances dictate. The Chair of the Board of Directors or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held in person, telephonically or in any other manner in which the Board of Directors is permitted to meet under the Company’s By-laws or applicable law; provided, however, that the Committee shall meet in person at least once a year.

A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of the members present at the meeting at which a quorum is present. The Committee also may act by unanimous written consent in lieu of a meeting. The Chair shall be entitled to cast a vote to resolve any ties on matters presented to the Committee.

All non-management Directors who are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any Director, member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee also may exclude from its meetings any persons as it deems appropriate in order to carry out its responsibilities.

IV. RESPONSIBILITIES AND REPORTING

The following functions shall be the common activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee also shall carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate, so long as the Committee is acting within the scope of its purpose. In connection therewith, the Committee shall have the sole authority to retain outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of engagement.

General Responsibilities

1.	Review acquisition and divestiture strategies with the Company’s management.

2.	Recommend acquisition strategies and candidates to the Board of Directors, as appropriate.

3.	Have full access to the Company’s management and/or employees as necessary to carry out its responsibilities.

4.	Assist with post acquisition integration and business development opportunities.

5.	Have all such other rights and powers as may be lawfully delegated to it by the Board of Directors.

6.	Perform any other activities consistent with this Charter, the Company’s Certificate of Incorporation and By-laws and applicable law, as the Committee deems appropriate or as requested by the Board of Directors.

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Reporting

The Committee will:

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Report regularly to the Board of Directors (i) following meetings of the Committee, (ii) with respect to such matters as are relevant to the Committee’s discharge of its responsibilities, and (iii) with updated status of all proposed acquisitions, divestitures and investments as the Committee may deem appropriate. Reports to the Board of Directors may take the form of an oral report by the Chair or any other member of the Committee designated by the Committee to make such report.

2.	Maintain minutes of meetings and activities of the Committee and distribute to all members of the Board of Directors.

V. ANNUAL PERFORMANCE EVALUATION

The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including a review of the Committee’s compliance with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

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